September 28, 2021

Mr. Edward A. Carroll

Dear Ed:
As we have discussed, AMC Networks Inc. (the “Company”) hereby waives the requirement in paragraph 12, clause (iii) (such clause, the “Termination Provision”) of your employment agreement dated October 13, 2016 (your “Employment Agreement”) that you give at least six months advance written notice of your intent to terminate your employment under such Termination Provision. By signing this Agreement (this “Agreement”), you hereby give notice of your intent to terminate your employment under the Termination Provision such that your last day of employment will be December 31, 2021.

In consideration for your signing this Agreement and the General Release attached hereto as Exhibit A (the “General Release”), and complying with their terms, the Company has agreed to: (i) continue your employment on the terms and conditions set forth herein through the earlier of: (a) December 31, 2021, or (b) the date your employment is terminated for “Cause”, and (ii) provide you with the Separation Benefits (as defined in Section 2(a), below) on the terms forth in this Agreement. The date your employment ends as set forth herein is referred to as the “Separation Date.”

To continue in your employment until the Separation Date and to be eligible to receive the Separation Benefits set forth in Section 2, below, you must: 1) digitally sign this Agreement no later than October 8, 2021; and 2) digitally sign the General Release, attached hereto as Exhibit A, no later than 21 days following the Separation Date, but not before the Separation Date. This Agreement shall become automatically null and void unless it is digitally signed by you and received by Jamie Gallagher on or prior to October 8, 2021, and not thereafter revoked in accordance with Section 12 of this Agreement.

You acknowledge and agree that the Separation Benefits being provided to you herein (including employment through the Separation Date) are in exchange for your promises, representations, releases, agreements and obligations contained herein and in the General Release, and are valuable and sufficient consideration. Now, therefore, you and the Company agree as follows:

1. Continued Employment/Termination of Employment/Effect on Benefits

(a) Continued Employment. Subject to the terms and conditions set forth in this Agreement, your employment will continue through December 31, 2021, unless your employment is terminated earlier for “Cause” as defined in your Employment Agreement. Effective as of October 1, 2021, you resign from the Chief Operating Officer position and, through the end of your employment, agree that you will have such roles and reporting and responsibilities as are assigned to you from time to time and you agree to perform those services reasonably requested of you by the Company, if any. As of the date of this Agreement, you will no longer be eligible for any awards or bonuses offered under any plan or program of the Company, or any predecessor plan or program except as provided herein. In the event you secure employment with a third party while you are employed by the Company following the date hereof and prior to December 31, 2021, you will promptly notify the Company of such employment if the commencement date of such employment is prior to December 31, 2021, and you will voluntarily terminate your employment with the Company prior to commencement of any work for such third party.

(b) Cause. If the Company terminates your employment for “Cause”, you will not be eligible to receive the Separation Benefits set forth in Section 2 below.

(c) Termination of Employment. Your employment will terminate as of the Separation Date. As of that date, you will cease to accrue credit toward vacation, pension vesting or any other benefits.

(d) Return of Company Property. As of the Separation Date, you shall return to the Company all of the Company’s property, including, without limitation, Confidential and Proprietary Information (as defined in Section 5(b) below), office keys, Company identification cards, access, press and other passes, and all documents, files, equipment, computers, laptops, printers, iPads, credit cards, computer software, access materials and other property prepared by, for or belonging to the Company (all of such property being referred to herein as “Company Property”). You acknowledge and agree that: (i) other than for authorized Company business prior to the Separation Date, you have not and will not utilize the Company Property or make or retain any copies, duplicates, reproductions or excerpts of the Company Property, and (ii) after the Separation Date you will not access or utilize in any manner any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein.

(e) Health Coverage. Except as provided in Section 2 below, our Company-sponsored medical, dental and/or vision coverage will cease as of the last day of the month in which the Separation Date occurs. You, and, as applicable, your eligible dependents, may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis. Further details regarding COBRA coverage and any necessary forms will be sent to you under separate cover.

(f) Life, Disability and AD&D Insurance. Your company-sponsored life, long-term disability and accidental death and dismemberment (“AD&D”) insurance coverage will cease as of the Separation Date. There is a thirty-one (31) day grace period after the Separation Date during which you may convert your company-sponsored life insurance coverage to a private policy. You may continue to receive such coverage by completing the applicable notice of conversion privilege form (if requested by you) and complying with the applicable requirements. Upon request, this form will be sent to you under separate cover.

(g) Retirement Plans. Any vested benefits that you may have accrued under the AMC Networks 401(k) Savings Plan, any predecessor plan, or any other company-sponsored retirement plan (the “Retirement Plans”) will be treated in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. Any vested benefits that you may have accrued under the AMC Networks Excess Savings Plan, any predecessor plan, or any other deferred compensation plan (the “Deferred Compensation Plans”) shall be payable in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. As a result of the termination of your employment on the Separation Date, pursuant to the terms and conditions of the Retirement Plans and/or Deferred Compensation Plans, you will forfeit all benefits that are not vested as of the Separation Date. You may obtain additional copies of the summary plan descriptions from the Corporate Benefits Department.

(h) Outstanding Awards. Except as provided in Section 2 below, as of the Separation Date all currently outstanding awards previously granted to you under the AMC Networks Inc. Amended and Restated 2016 Employee Stock Plan, AMC Networks Inc. 2016 Executive Cash Incentive Plan, an applicable award agreement or any other predecessor or similar plans or agreements (collectively, “Awards”), will be treated in accordance with their terms, the Employment Agreement and this Agreement. The Company hereby acknowledges that the performance metrics applicable to the Special Equity Award (as provided under your Employment Agreement) have been satisfied.

(i) Unemployment. You may be eligible for unemployment benefits. You should contact your local unemployment agency.
2. Separation Benefits:

(a)    Description of Separation Benefits. Following the occurrence of the Separation Date, and provided that: (i) your employment has not been terminated for “Cause”; (ii) you have complied with all of the terms, conditions and obligations applicable to you under this Agreement; (iii) you return one digitally signed copy of the General Release to the Company within twenty-one (21) days following the Separation Date, but not before the Separation Date, and (iv) you do not revoke the General Release during the seven (7) day revocation period following your execution of it (the “General Release Revocation Period”), then, subject to the terms and conditions set forth in this Agreement, (A) the Company will provide you with the benefits and rights on the terms as set forth in Sections 9(B) through 9(F) of the Employment Agreement and, for purposes of Section 9(D) of the Employment Agreement, each of the long-term cash incentive awards that you hold as of the Separation Date that are scheduled to vest in calendar years 2023 and 2024 shall be deemed earned on the regularly scheduled vesting dates at the target performance level; and (B) subject to your timely election of benefits, the Company will arrange for continuation of your medical, dental and/or vision coverage for you, and, as applicable, your eligible dependents, at no cost to you for up to twenty-four (24) months or until such earlier date on which you become eligible for health coverage from another employer (of which eligibility you hereby agree to give prompt notice to the Company) (collectively, the “Separation Benefits”). If this agreement to provide continuation coverage raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then you and the Company agree to modify this Agreement so that it complies with the terms of such laws.

(b) Continued Compliance. Without waiver of the Company’s remedies for any breach of this Agreement or the General Release, all amounts and other benefits due to you hereunder (including, without limitation, your continued employment described in Section 1(a) herein) are expressly conditioned on your not, at any time, being in breach of this Agreement, the Employment Agreement or the General Release.

(c) No Other Separation Benefits. The Separation Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. Except as expressly referenced in this Agreement, you hereby confirm that all monies due to you, including, but not limited to, all wages earned, sick pay, personal leave pay and/or vacation pay, previously have been paid. You agree that no other monies or relief are due to you, other than: i) the payments provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 3(a) below); and ii) any base salary that you earn and benefits that you accrue for work performed from the date of your execution of this Agreement through the Separation Date.

3. Release

(a)    You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge the Company, together with its direct and indirect parent corporation, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Genetic Information Nondiscrimination Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Statute, the New York WARN Act, the New York Constitution, the New York City Human Rights Law, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

(b)    Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right based on any facts or set of facts that may arise after your execution of this Agreement; (ii) any claim or right you may have under this Agreement; (iii) any unemployment insurance claim; (iv) any workers’ compensation insurance benefits; (v) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; (vi) any claim for medical, hospital, surgical or physician’s services benefits arising under the Company’s applicable health insurance plan(s); (vii) any claims that cannot be waived as a matter of law; or (viii) any claim for indemnification and D&O insurance pursuant to the Employment Agreement, applicable laws and the corporate governance documents of the Company or otherwise.

(c)    This Agreement does not prevent or prohibit you from filing a claim with a federal, state or local government agency responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities Exchange Commission (“SEC”), or their applicable state and/or local equivalent. This Agreement also does not prevent you from exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. To the fullest extent permitted by law, you agree that if any claim, charge, complaint or action against the Company covered by the release provision of this Agreement is brought by you, for your benefit, or on your behalf, you expressly waive any claim to any form of monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief from the Company based upon any such claim, charge, complaint or action, except for any right you may have to receive an award from a government agency (and not the Company) for information provided to a government agency. To the extent you receive any personal or monetary relief from the Company based on any such claim, charge, complaint or action, the Company will be entitled to an offset for the payments made pursuant to this Agreement. You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter occurring at any time in the past, you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. You further agree and covenant that you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding asserted or brought against any of the Releasees.

(d)    You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment which you may have experienced.
(e)    You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

(f)    You further affirm that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

4. [RESERVED]

5.    Confidentiality

(a) Agreement. Except as set forth in Section 7, you hereby agree to keep the existence and terms of this Agreement confidential and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant) or as required by law, rule, regulation or judicial process.

(b)    Confidential and Proprietary Information. During the course of your employment, you have had access to Confidential and Proprietary Information (as defined below). You hereby represent, warrant and agree that (i) you have not taken, nor shall you take at any time, including after the Separation Date, any Confidential and Proprietary Information, and (ii) you shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential and Proprietary Information. As used in this Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Releasees, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on any of the Releasees’ standing in the community, its or their business reputations, operations or competitive positions, (ii) information and documents that have been designated or treated as confidential, (iii) financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing information, plans, tactics and strategies; projects; technical or strategic information about any of the Company's businesses (including, but not limited to, cable television, on-line data, telephone, internet service provider, programming and programming ideas (including sports programming), advertising, theatrical, motion picture exhibition, production and distribution, entertainment or other businesses); plans or strategies to market or distribute the services or products of such businesses; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Releasees’ (to the extent applicable) employees, guests, agents, compensation (including, but not limited to, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to any of the Releasees, and (iv) any information (personal, proprietary or otherwise) you learned about any officer, director or member of management of the Company, whether prior, during or subsequent to your employment by the Company.
6. Additional Understandings

(a) Non-Disparagement. You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company, any of its affiliates or any of their respective incumbent or former officers, directors, agents, consultants, employees, successors and assigns.

(b) Physical and Intellectual Property. You agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics, programming ideas and any other technical, business, financial, advertising, sales, marketing, customer or product or programming development plans, forecasts, strategies, information and materials (in any media whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without payment to you.

7. Exception for Disclosure Pursuant to Law

Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required or expressly protected by law, including providing truthful testimony if required to do so by court order or legal or administrative process; or (ii) cooperating, participating or assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, or any self-regulatory organization, or the Company’s legal, compliance or human resources officers. However, to the maximum extent permitted by law, you agree that if any administrative claim is made against the Company, you shall not be entitled to recover any individual monetary relief or other individual remedies.

In addition, you are hereby advised that pursuant to the federal Defend Trade Secrets Act of 2016, you may not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret: (i) in confidence, to a federal, state, or local government official, or to your attorneys, for the purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other court document filed in connection with a lawsuit or court proceeding, provided that said filing is made under seal. In addition, you are further advised that if you file an action for retaliation against the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorneys and use the trade secret in connection with the court proceeding provided that you: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

8. Further Cooperation

You agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Separation Date, or in any litigation or administrative proceedings or appeals (including any preparation therefor) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company or its affiliates. Such cooperation shall include, but is not limited to, your providing truthful testimony by affidavit, deposition, testimony or otherwise in connection with a trial, arbitration or similar proceeding, upon the Company’s request. The Company will pay you for your services rendered under this provision at a rate of $6,800.00 per day or part thereof, within 30 days after the approval of the invoice thereof.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of any such expense before it is incurred.

9. Non-Solicitation

For a period of one (1) year after the Separation Date, you agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee of the Company or any of its affiliates. This restriction does not apply to any employee who was discharged by the Company or any of its affiliates. In addition, this restriction will not prevent you from providing references. You hereby acknowledge that this Non-Solicitation provision is reasonable and necessary for the Company’s legitimate protection of its business interests.

10. Non-Competition

You acknowledge that due to your executive position in the Company and your knowledge of Confidential Information, your employment by or affiliation with certain businesses would be detrimental to the Company or any of its direct or indirect subsidiaries. You agree that, without the prior written consent of the Company, you will not represent, become employed by, consult to, advise in any manner or have any material interest, directly or indirectly, in any Competitive Entity (as defined below). A “Competitive Entity” shall mean (1) any person, entity or business that (i) competes with any of the Company’s or any of its affiliate’s programming, advertising, entertainment, theatrical, film production, motion picture exhibition or other existing businesses, nationally or regionally; or (ii) directly competes with any other business of the Company or one of its subsidiaries that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination is made, or (2) any trade or professional association representing any of the businesses covered by this paragraph, other than the National Cable Television Association and any state cable television association. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not, by itself, be a violation of this paragraph. This agreement not to compete will expire on the first anniversary of the date on which your employment with the Company has terminated if your employment with the Company is terminated by the Company for “Cause”, or you resign for any reason, prior to the Expiration Date (as defined in the Employment Agreement). This agreement not to compete will not apply if your employment with the Company terminates on the Expiration Date as provided for in Section 1(c), and your employment has not been terminated for “Cause”.

11. Right to Counsel/Voluntary Waiver

The Company advises you to consult with a lawyer before executing this Agreement and the General Release and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to consult with a lawyer prior to executing this Agreement and the General Release; (ii) have read this Agreement (including, but not limited to, the “Release” in Section 3(a) above) and the General Release; (iii) fully understand the terms of this Agreement and the General Release; (iv) understand that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) day consideration period; and (v) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.

12. Revocation

(a) Right to Revoke. You may revoke this Agreement within seven (7) days after the date on which you sign it. This Agreement will not be binding or enforceable until that seven (7) day period has expired. If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you and received by Jamie Gallagher, no later than 5:00 p.m. on the seventh (7th) day after you signed this Agreement. A letter of revocation that is not received by the seventh (7th) day after you have signed the Agreement will be invalid and will not revoke this Agreement.

(b) Effective Date of Agreement. If you have not revoked this Agreement in accordance with Paragraph 12(a), above, the eighth (8th) day after the date on which you sign the Agreement shall be the “Effective Date” of the Agreement.

13. Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation

(a) This Agreement and the General Release shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.

(b) You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York with respect to the interpretation and enforcement of the provisions of this Agreement and the General Release, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

(c)    You hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by the Company and/or the termination of your employment, including, but not limited, to any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.

(d)    You agree that the language of all parts of this Agreement and the General Release shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.

14. Additional Provisions

(a) Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 5, 6, 8, 9, or 10 of this Agreement will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.

(b) Withholdings; 409A. The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of payment. If the Separation Date is before calendar year 2022 and, as a result of the General Release, any payment could be payable in 2021 or 2022, then such payment will be made in 2022. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment.

(c) Non-Admission of Liability. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.

(d) Entire Agreement. This Agreement, the Employment Agreement and the General Release set forth the entire agreement of the parties concerning its subject matter, and supersedes any and all prior agreements, discussions, understandings, promises and expectations. This Agreement may be modified only by a written instrument signed by you and by the Company. In the event of any inconsistency between the provisions of this Agreement and any other plan, program, practice or agreement in which you are a participant or a party, this Agreement shall control.

(e) Successors and Assigns. The provisions of this Agreement and the General Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement and the General Release without the express written consent of the Company.

(f) Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement or the General Release, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement and the General Release, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) above or Section 3 of the General Release is held illegal, invalid or unenforceable, the Company shall be released from any obligations under Sections 1 and 2 above.

(g) Going Private Transaction/Change of Control. For the avoidance of doubt and notwithstanding any provision of this Agreement to the contrary, in the event of a “Going Private Transaction” or a “Change of Control”, as such terms are defined in the respective agreements governing the Awards, or in the event of your death, you will be entitled to receive the more favorable vesting and payment provisions (if any) provided in such Awards.

15. Acknowledgments and Waivers Including Express Waiver Under the ADEA

By signing below, you certify and acknowledge as follows:

(a)    That you have read the terms of this Agreement, and that you understand its terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to your employment by the Company, up and through the date of your execution of this Agreement, including any and all claims relating to age discrimination under the ADEA;

(b)    That you have signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory to you and which you acknowledge is in addition to any other benefits to which you are otherwise entitled;

(c)    That you have been and are hereby advised in writing to consult with an attorney prior to signing this Agreement, and that you have been given an adequate opportunity to do so;

(d)    That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed;

(e)    That the Company has provided you with a period of at least twenty-one (21) days within which to consider this Agreement, and that you have signed on the date indicated below after concluding that this Agreement is satisfactory to you;

(f)    That any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) day consideration period; and

(g)    That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 12(a) above, and it shall not become effective until the expiration of such seven (7) day revocation period.

We would like to thank you for your dedicated service to the Company and we wish you luck in your future endeavors.

Sincerely yours,

/s/ Jamie Gallagher
Jamie Gallagher
Executive Vice President and General Counsel
Accepted and Agreed to:

/s/ Edward A. Carroll______
Edward A. Carroll

September 28, 2021_______
Date

EXHIBIT A

GENERAL RELEASE
[to be signed & provided to Company on or after the Separation Date]

Edward A. Carroll hereby agrees as follows:

1. I signed a Separation Agreement (the “Agreement”) with AMC Networks Inc. (the “Company”) dated September 28, 2021 attached hereto and made a part hereof. All defined terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Agreement.

2. As stated in the Agreement, I am required to execute this General Release in exchange for the Company’s continuation of my employment through my Separation Date as defined in the Agreement and in order to be eligible to receive the Separation Benefits set forth in Section 2 of the Agreement. I understand that this General Release shall not be construed to supersede the Agreement, that the Agreement remains in full force and effect, and that I am obligated to continue to comply with the terms, conditions and obligations of the Agreement. I further understand that I may not execute this General Release prior to the Separation Date.

3. In consideration for the Company’s continuation of my employment through the Separation Date and in order to be eligible to receive the Separation Benefits set forth in Section 2 of the Agreement, I, on behalf of myself, my heirs, executors, administrators and/or assigns, do hereby release and discharge the Company, together with its direct and indirect parent corporation, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which I, or any of my heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to me, from the beginning of time to the date of my execution of this General Release, including, without limitation, any and all claims arising out of or relating to my employment by the Company or the separation of your employment. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Genetic Information Nondiscrimination Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Statute, the New York WARN Act, the New York Constitution, the New York City Human Rights Law, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

4. Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by me of: (i) any claim or right based on any facts or set of facts that may arise after my execution of this General Release; (ii) any claim or right I may have under this Release or the Agreement; (iii) any unemployment insurance claim; (iv) any workers’ compensation insurance benefits; (v) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; (vi) any claim for medical, hospital, surgical or physician’s services benefits arising under the Company’s applicable health insurance plan(s); (vii) any claims that cannot be waived as a matter of law; or (viii) any claim for indemnification and D&O insurance pursuant to the Employment Agreement, applicable laws and the corporate governance documents of the Company or otherwise.

5. I hereby affirm that I have been advised that this General Release does not prevent or prohibit me from filing a claim with a federal, state or local government agency responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities Exchange Commission (“SEC”), or their applicable state and/or local equivalent. This General Release also does not prevent me from exercising my rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. To the fullest extent permitted by law, I agree that if any claim, charge, complaint or action against the Company covered by the release provision of this General Release is brought by me, for my benefit, or on my behalf, I expressly waive any claim to any form of monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief from the Company based upon any such claim, charge, complaint or action, except for any right I may have to receive an award from a government agency (and not the Company) for information provided to a government agency. To the extent I receive any personal or monetary relief from the Company based on any such claim, charge, complaint or action, the Company will be entitled to an offset for the payments made pursuant to this General Release. I further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter occurring at any time in the past, I am not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. I further agree and covenant that I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding asserted or brought against any of the Releasees.

6. Except as expressly referenced in the Agreement, I hereby confirm that all monies due to me, including, but not limited to, all wages earned, sick pay, personal leave pay and/or vacation pay, previously have been paid. I agree that no other monies or relief are due to me, other than the payments provided for in the Agreement in consideration of my execution of the Agreement and this General Release.

7. I affirm that I have reported to the Company in writing any work-related physical or mental injury, illness or impairment which I may have experienced.

8. I further affirm that I have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

9. I further affirm that all of the Company’s decisions regarding my pay and benefits through the date of my execution of this General Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
10. By signing below, I certify and acknowledge as follows:

(a) I have read the terms of this General Release, and I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to my employment by the Company or the termination of my employment by the Company, up and through the date of my execution of this General Release, including any and all claims relating to age discrimination under the ADEA;

(b) I have signed this General Release voluntarily and knowingly in exchange for consideration which I acknowledge is adequate and satisfactory to me and which I acknowledge is in addition to any other benefits to which I am otherwise entitled;

(c) I have been and am hereby advised in writing to consult with an attorney prior to signing this General Release, and that I have been given an adequate opportunity to do so;
(d) I do not waive rights or claims that may arise after the date this General Release is executed;

(e) That the Company has provided me with a period of at least twenty-one (21) days within which to consider this General Release, and that I have signed on the date indicated below after concluding that this General Release is satisfactory to me;

(f) That any modifications, material or otherwise made to this General Release do not restart or affect in any manner the original up to twenty-one (21) day consideration period; and

(g) That this General Release may be revoked by me within seven (7) calendar days after I execute it and it shall not become effective until the expiration of such seven (7) day revocation period. I further acknowledge that I must notify the Company of my revocation of this General Release in a letter signed by me and received by Jamie Gallagher, no later than 5:00 p.m. on the seventh (7th) day after I sign this General Release and that a letter of revocation that is not received by the seventh (7th) day after I have signed this General Release will be invalid and will not revoke this General Release.
Accepted and Agreed to:

________________________
Edward A. Carroll

Date: ____________________